UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 23, 2016

Malvern Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-54835	45-5307782
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

42 E. Lancaster Avenue, Paoli, Pennsylvania	19301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(610) 644-9400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2016, Malvern Bancorp, Inc. (the “Company”) and Malvern Federal Savings Bank (the “Bank”), a wholly-owned subsidiary of Malvern Bancorp, Inc., entered into an employment agreement (the “Employment Agreement”) with Anthony C. Weagley, Chief Executive Officer and President of the Company and the Bank.

The Employment Agreement, which amends and restates Mr. Weagley’s prior employment agreement dated May 15, 2015, provides that he will continue to serve as President and Chief Executive Officer of the Company and the Bank for successive one year periods, unless a party has provided written notice at least 60 days prior to the end of the then current annual period that such party does not agree to renew the Employment Agreement. The Employment Agreement also provides that Mr. Weagley will serve as a director of the Company and the Bank.

Pursuant to the Employment Agreement, Mr. Weagley will receive an annual base salary at the rate of $400,000 per year, plus additional annual base compensation of $100,000, of which $35,000 will be paid in cash (as part of the regular payroll process) and the remaining $65,000 will be paid in shares of the Company’s common stock. Such amounts (totaling $500,000), which are collectively referred to as “Annual Base Salary,” may be increased by the boards of the Company and the Bank.

Mr. Weagley will also be entitled to participate in an annual bonus plan, with an initial target bonus of $100,000, upon the achievement of specified performance goals approved by the Compensation Committee and the Company’s board of directors. He will also be entitled to participate in other employee benefit plans maintained for executives of the Bank.

If Mr. Weagley’s employment is terminated by the Company or the Bank without “Cause” (as defined in the Employment Agreement)(other than for death or disability) or if the Company or the Bank terminate the Employment Agreement by delivering a non-renewal notice, in either case occurring after a “Change in Control” (as defined in the Employment Agreement), or if Mr. Weagley terminates his employment for “Good Reason” (as defined in the Employment Agreement) after a Change in Control, he will be entitled to receive, after signing a release, a lump sum cash payment equal to two years of his Annual Base Salary, in addition to any amounts he has already earned as of the date of termination, and any vesting restrictions on any grants of equity that have been made to him will be waived.

Upon termination by the Company or the Bank without Cause (other than for death or disability) of if the Company or the Bank terminate the Employment Agreement by delivering a non-renewal notice, in either case occurring absent a Change in Control, or if Mr. Weagley terminates his employment for Good Reason absent a Change in Control, he will be entitled to receive, after signing a release, a lump sum cash payment equal to two years of his Annual Base Salary.

The Employment Agreement contains 12 month post-termination non-compete, non-solicitation of customers and non-solicitation of employees provisions.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

Exhibit 10.1       Employment Agreement, dated June 23, 2016, between Malvern Bancorp, Inc., Malvern Federal Savings Bank and Anthony C. Weagley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MALVERN BANCORP, INC.

Date: June 24, 2016	By:	/s/ Joseph Gangemi
Joseph D. Gangemi
Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit No.:                           Description:

Exhibit 10.1              Employment Agreement, dated June 23, 2016, between Malvern Bancorp, Inc., Malvern Federal Savings Bank and Anthony C. Weagley.

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